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                                                                   EXHIBIT 99(b)


PROXY                                                                      PROXY

                     NORTH CAROLINA NATURAL GAS CORPORATION

                    Proxy for Special Meeting of Shareholders

   This Proxy is Solicited on Behalf of the Board of Directors of the Company

The signatory shareholder hereby appoints Calvin B. Wells and Barbara J. Caudill, or either of them, with full power of substitution as attorneys and proxies to vote all of the shares of COMMON STOCK of North Carolina Natural Gas Corporation held or owned by said shareholder at the Special Meeting of Shareholders on June 29, 1999, and at any adjournments thereof, as follows on the reverse.

THE SHARES OF COMMON STOCK REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED "FOR" THE PROPOSAL IDENTIFIED ON THE REVERSE SIDE.

Shareholders should sign exactly as name appears on the reverse. Any person signing in a fiduciary capacity will please enclose proof of his appointment unless such proof has already been furnished. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. If a limited liability company, please sign in limited liability company name by authorized member.

HAS YOUR ADDRESS CHANGED?

______________________________________

______________________________________

______________________________________

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[X]  PLEASE MARK VOTES AS IN THIS EXAMPLE

                     NORTH CAROLINA NATURAL GAS CORPORATION

          Special Meeting of Shareholders to be held on June 29, 1999

RECORD DATE SHARES:  _______________

         1. Approval of the Agreement and Plan of Merger dated as of November 10, 1998, as amended and restated as of April 22, 1999, by and among the Company, Carolina Power & Light Company and Carolina Acquisition Corporation, a subsidiary of Carolina Power & Light Company.

                    [ ] FOR     [ ] AGAINST     [ ] ABSTAIN

         2. In their discretion, upon any other business which may properly come before the meeting or any adjournment thereof.

         Mark box at right if address change has been noted on the reverse side of this care. [ ]

PLEASE BE SURE TO SIGN AND DATE THIS PROXY.

______________________________________
Date

______________________________________
Shareholder sign here

______________________________________
Co-owner sign here

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DETACH CARD

                     NORTH CAROLINA NATURAL GAS CORPORATION

Dear Shareholder:

         Please take note of the important information enclosed with this Proxy Ballot, explaining the proposed merger of the Company with a subsidiary of Carolina Power & Light Company, and the conversion of your shares of Company common stock (and related Rights issued under the Company's Rights Plan) into shares of common stock of Carolina Power & Light Company, as described in detail in the enclosed materials.

         The merger requires the approval of a majority of outstanding shares of the Company's common stock. Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

         Please mark the boxes on the proxy card to indicate how your shares shall be voted. Then sign and date the card, detach it and return your proxy vote in the enclosed postage paid envelope.

         Your vote must be received prior to the Special Meeting of Shareholders, June 29, 1999.

         Thank you in advance for your prompt consideration of these matters.


Sincerely,


North Carolina Natural Gas Corporation